Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS ANNOUNCES THIRD QUARTER RESULTS
- Maintains 95% Occupancy Level -
- Increases Revenues -
- Arranges $100+ Million Joint Venture and Private Placement -
-Raises Guidance For 2009-
Port Washington, New York – October 28, 2009 – Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the third quarter, ended September 30, 2009.
Third Quarter Highlights
•	Revenues for the quarter increased 6.3% to $45.9 million as compared to $43.1 million for the comparable quarter of 2008.
•	Net income attributable to common shareholders for the quarter, before certain non-cash and/or non-recurring items, was $2.7 million ($0.06 per share). After such items, net income attributable to common shareholders was $1.3 million ($0.03 per share), as compared to $3.3 million ($0.07 per share) for the comparable quarter of 2008 (net adjustments for that period were not significant). The non-cash and/or non-recurring items included an impairment charge, receipt of insurance proceeds, and expenses related to stock-based compensation.
•	Funds from Operations (“FFO”) for the quarter, before the above-mentioned non-cash and/or non-recurring items, was $14.2 million ($0.30 per share/OP unit) as compared to $14.3 million ($0.31 per share/OP unit) for the comparable quarter of 2008. After such items, FFO was $13.0 million ($0.28 per share/OP unit) as compared to $14.4 million ($0.31 per share/OP unit) for the comparable quarter of 2008.
•	Occupancy for the Company’s stabilized portfolio remained at 95%. On an overall basis, excluding four ground-up development properties, the portfolio was approximately 92% leased as of September 30, 2009.
•	The Company signed renewal leases aggregating 202,000 square feet at an average increase in base rents of 7% and signed new leases for 409,000 square feet at an average base rent of $17.24 per square foot; there were 198,000 square feet of terminated leases at an average base rent of $4.02 per square foot.

Leo Ullman, Cedar’s CEO, stated, “Our financial results for the third quarter again reflect the continued strength of our Company’s “bread and butter”, primarily supermarket-anchored, shopping centers. In accordance with our business plan, we have been able to maintain solid occupancy and cash flows. We have delivered, or will soon deliver, most of our development pipeline, which will start to contribute meaningfully to our results in 2010 and beyond.
“We are very excited to have arranged a strategic alliance (including a private placement and joint venture transactions) with RioCan Real Estate Investment Trust of Toronto, Canada, one of the largest retail real estate companies in the world. These transactions, as reported earlier this week, not only provide a very strong capital base for our Company, but, importantly, will allow us to pursue opportunities as they emerge in the coming years and to add to shareholder value. Accordingly, our multi-pronged strategy for maintaining our financial strength is contributing to an ongoing reduction in our floating rate debt and in our overall debt.”
Financial and Operating Results
Results of operations
Revenues for the quarter increased 6.3% to $45.9 million as compared to $43.1 million for the comparable quarter of 2008. Net income attributable to common shareholders, before certain non-cash and/or non-recurring items, was $2.7 million ($0.06 per share) as compared to $3.2 million ($0.07 per share) for the comparable quarter of 2008. Such non-cash and/or non-recurring items resulted in net income attributable to common shareholders of $1.3 million ($0.03 per share) as compared to $3.3 million ($0.07 per share) for the comparable quarter of 2008. FFO for the quarter, before the above-mentioned non-cash and/or non-recurring items, was $14.2 million ($0.30 per share/OP unit) as compared to $14.3 million ($0.31 per share/OP unit) for the comparable quarter of 2008. After such items, FFO was $13.0 million ($0.28 per share/OP unit) as compared to $14.4 million ($0.31 per share/OP unit) for the comparable quarter of 2008. FFO and net income attributable to common shareholders for the third quarter of 2009 also include income from two acquisitions made in the first quarter of 2009, and income from the commencement of operations at several of the Company’s ground-up development properties, but was impacted by vacancy expenses from the start of re-development at the Shore Mall property, and, on a same-property basis, higher bad debt expense. The non-cash and/or non-recurring items included an impairment charge, receipt of insurance proceeds and expenses related to stock-based compensation.
Revenues for the nine-month period increased 6.1% to $137.2 million as compared to $129.3 million for the comparable period of 2008. Net income attributable to common shareholders, before certain non-cash and/or non-recurring items, was $8.0 million ($0.18 per share) as compared to $7.5 million ($0.17 per share) for the comparable period of 2008. Such non-cash and/or non-recurring items resulted in net income attributable to common shareholders of $5.1 million ($0.11 per share) as compared to $7.6 million ($0.17 per share) for the comparable period of 2008. FFO for the nine-month period, before the above-mentioned non-cash and/or non-recurring items, was $41.0 million ($0.90 per share/OP unit) as compared to $42.4 million ($0.91 per share/OP unit) for the comparable period of 2008. After such items, FFO was $39.2 million ($0.83 per share/OP unit) as compared to $42.6 million ($0.92 per share/OP unit) for the comparable period of 2008. The non-cash and/or non-recurring items included termination of potential acquisitions and development projects, the expensing of acquisition transaction costs, impairment charges, receipt of insurance proceeds and expenses related to stock-based compensation.
Net cash flows provided by operating activities were $9.2 million for the third quarter of 2009 as compared to $11.6 million for the comparable quarter of the prior year.

A reconciliation of net income attributable to common shareholders to FFO is contained in the table accompanying this release.
Acquisitions and development
The Company recognized additional FFO of $0.6 million, or $0.01 per share, primarily as a result of the acquisitions of the New London Mall in New London, Connecticut and San Souci Plaza in California, Maryland in the first quarter of 2009, and $0.3 million, or $0.01 per share, as a result of commencement of operations late in the third quarter at several ground-up development properties, principally at Upland Square in Pottsgrove, Pennsylvania, and Northside Commons in Campbelltown, Pennsylvania. This was offset by vacancy expenses of $0.9 million, or $0.02 per share, as a result of commencement of redevelopment activities at the Shore Mall property, including the purchase of the former Value City lease (approximately 144,000 square feet of gross leasable area (“GLA”) in a building which the Company intends to demolish).
Occupancy and same-property results
Occupancy at stabilized properties remained at 95%. On an overall basis, excluding four ground-up development properties, the portfolio was approximately 92% leased as of September 30, 2009. The Company’s same-property operations, comprising 111 properties, generated operating results that were generally stable. Same-property revenues were $38.7 million in the third quarter of 2009 compared to $38.9 million, excluding the receipt of certain insurance proceeds in the comparable period of 2008. Same-property net operating income was $28.7 million in the third quarter of 2009 and $29.2 million (as similarly adjusted) in the comparable period of 2008. The decrease is due primarily to increased bad debt expense attributable to in-line locally-owned fitness centers and personal-care stores.
Leasing and Development Activity
In the third quarter of 2009, the Company signed 41 renewal leases totaling approximately 202,000 square feet of GLA with an average increase in base rents of 7.0%. The Company signed 26 new leases totaling approximately 409,000 square feet with an average base rent of $17.24 per square foot, of which 379,000 square feet, with an average base rent of $17.35 per square foot, related to new leases at the Company’s ground-up development properties that came into operation late in the third quarter of 2009. The Company also had 13 terminated leases totaling approximately 198,000 square feet with an average base rent of $4.02 per square foot, of which 144,000 square feet, with an average base rent of $2.85 per square foot, related to the Value City lease.
The Company has a development and redevelopment pipeline of approximately $348 million, including four properties that commenced operations late in the third quarter of 2009. The other seven properties are expected to be placed into service largely during the remainder of 2009 and continuing into 2010 (apart from the announced redevelopment of the Shore Mall). As of September 30, 2009, the Company had spent approximately $264 million of the estimated total project costs, including $31 million applicable to the Shore Mall property. It expects to fund the remaining estimated balance of development costs principally with borrowings under its existing credit facilities.

Balance Sheet
Total assets were $1.84 billion at September 30, 2009 and $1.73 billion at December 31, 2008. The Company had total debt outstanding of $1.12 billion at September 30, 2009 as compared to $1.01 billion at December 31, 2008.
At September 30, 2009, the Company’s fixed-rate debt was approximately 64% of total indebtedness, with a weighted average remaining term of 5.7 years and a weighted average interest rate of 5.8% per annum.
The Company expects to complete, during the fourth quarter, an extension of its existing secured revolving stabilized property credit facility due January 2010. To date, the Company has received $241 million of commitments.
Cedar/RioCan Arrangements
As previously announced, the Company entered into definitive agreements on October 26, 2009 with RioCan Real Estate Investment Trust, headquartered in Toronto, Canada (TSX: REI.UN) (“RioCan”), the second largest owner of shopping center properties in North America, pursuant to which RioCan will purchase for $40 million approximately 6.7 million shares at $6.00 per share of the Company’s common stock through a private placement. The Company will grant to RioCan a warrant exercisable over a two-year period to purchase an additional approximate 1.4 million common shares at an exercise price of $7.00 per share. RioCan and the Company have further agreed to a joint venture arrangement pursuant to which RioCan will purchase an 80% interest in seven supermarket-anchored properties, presently owned by the Company, located in Pennsylvania, Massachusetts and Connecticut. The closings of the joint venture, subject to lender consents for five of the seven properties, are expected to be completed by the end of the first quarter of 2010, which generate approximately $63 million and will be used to repay/reduce outstanding debt. Further, RioCan and the Company anticipate purchasing up to $500 million of additional new properties over a two-year period in the same RioCan (80%) and Cedar (20%) joint venture format.
Financial Guidance
The Company announced an increase in its guidance with respect to FFO for 2009 to a range of $0.95 to $1.02 per share/OP unit. This includes the expected dilution from the sale of shares to RioCan. In providing this guidance, it should be noted that there remain several important variables which provide considerable uncertainty and lack of clear predictability of financial results for the balance of the year. They include the following, as previously set forth in our guidance:
•	potentially lower revenues and increased bad debt expense from tenant lease terminations and renegotiated lease arrangements,

•	increased interest costs attributable to the renewal of the Company’s existing secured revolving stabilized property credit facility, and

•	potential additional write-offs of development and acquisition costs on projects which may be canceled or impaired.
In addition, the foregoing guidance does not include the potential impact of mark-to-market costs of the Company’s stock-based compensation.

Supplemental Information Package
The Company has issued “Supplemental Financial Information” for the period ended September 30, 2009 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the quarter ended September 30, 2009, when available, for further details. The Form 10-Q can also be linked through the “Investor Relations” section of the Company’s website.
Investor Conference Call
The Company will host a conference call on Thursday, October 29, 2009, at 10:00 AM Eastern time to discuss the third quarter results. The conference call can be accessed by dialing (888) 389-5988 or (719) 457-2681 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarshoppingcenters.com. A replay of the call will be available from 1:00 PM Eastern time on October 29, 2009, until midnight Eastern time on November 12, 2009. The replay dial-in numbers are (888) 203-1112 or (719) 457-0820 for international callers. Please use passcode 8631425 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on ownership, operation, development and redevelopment of “bread and butter” supermarket-anchored shopping centers in coastal mid-Atlantic and New England states. The Company presently owns and operates approximately 13.1 million square feet of GLA at 124 shopping center properties, of which more than 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years. The Company’s stabilized properties have an occupancy rate of approximately 95%. The Company has also announced a pipeline of seven additional substantially pre-leased primarily supermarket- and drugstore-anchored development properties.
For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarshoppingcenters.com.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations, or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and vacating the premises); the continuing availability of acquisition, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of the Company’s properties if offered for sale; changes in interest rates; the fact that returns from acquisition, development and redevelopment activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations relating thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration or termination of current leases and incur applicable required replacement costs; and the financial flexibility to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures.
Non-GAAP Financial Measures – FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate has generally appreciated over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Company’s secured revolving credit facilities.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income attributable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income attributable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.

The following table sets forth the Company’s calculations of FFO for the three and nine months ended September 30, 2009 and 2008:

	Three months ended Sep 30,		Nine months ended Sep 30,
	2009	2008	2009	2008

Net income attributable to common shareholders	$1,447,000	$3,277,000	$5,130,000	$7,613,000
Add (deduct):
Real estate depreciation and amortization	12,671,000	11,921,000	37,655,000	37,321,000
Noncontrolling interests:
Limited partners’ interest	66,000	148,000	233,000	347,000
Minority interests in consolidated joint ventures	332,000	412,000	287,000	1,600,000
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,661,000)	(1,368,000)	(4,131,000)	(4,566,000)
Equity in income of unconsolidated joint venture	(260,000)	(310,000)	(802,000)	(682,000)
FFO from unconsolidated joint venture	377,000	360,000	1,113,000	941,000
Gain on sale of discontinued operations	—	—	(277,000)	—

Funds From Operations	$12,972,000	$14,440,000	$39,208,000	$42,574,000

FFO per common share (assuming conversion of OP Units):
Basic	$0.28	$0.31	$0.83	$0.92

Diluted	$0.28	$0.31	$0.83	$0.92

Weighted average number of common shares:
Shares used in determination of basic earnings per share	45,066,000	44,488,000	45,003,000	44,470,000
Additional shares assuming conversion of OP Units (basic)	2,014,000	2,019,000	2,016,000	2,026,000

Shares used in determination of basic FFO per share	47,080,000	46,507,000	47,019,000	46,496,000

Shares used in determination of diluted earnings per share	45,066,000	44,490,000	45,003,000	44,472,000
Additional shares assuming conversion of OP Units (diluted)	2,014,000	2,020,000	2,016,000	2,026,000

Shares used in determination of diluted FFO per share	47,080,000	46,510,000	47,019,000	46,498,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	September 30,	December 31,
	2009	2008
	(unaudited)
Assets
Real estate:
Land	$393,757,000	$378,069,000
Buildings and improvements	1,521,992,000	1,397,508,000

	1,915,749,000	1,775,577,000
Less accumulated depreciation	(181,045,000)	(146,401,000)

Real estate, net	1,734,704,000	1,629,176,000

Real estate held for sale	2,270,000	8,230,000
Investment in unconsolidated joint venture	5,412,000	4,976,000

Cash and cash equivalents	9,526,000	8,231,000
Restricted cash	14,104,000	14,004,000
Rents and other receivables, net	8,156,000	5,818,000
Straight-line rents receivable	16,328,000	14,297,000
Other assets	11,286,000	9,403,000
Deferred charges, net	33,363,000	32,993,000

Total assets	$1,835,149,000	$1,727,128,000

Liabilities and equity
Mortgage loans payable	$795,476,000	$706,700,000
Liabilities held for sale	—	2,283,000
Secured revolving credit facilities	323,479,000	304,490,000
Accounts payable and accrued expenses	41,018,000	46,548,000
Unamortized intangible lease liabilities	54,029,000	61,384,000

Total liabilities	1,214,002,000	1,121,405,000

Limited partners’ interest in Operating Partnership	14,458,000	14,271,000

Commitments and contingencies	—	—

Equity:
Cedar Shopping Centers, Inc. shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 45,084,000 and 44,468,000 shares, respectively, issued and outstanding)	2,705,000	2,668,000
Treasury stock (987,000 and 713,000 shares, respectively, at cost)	(9,768,000)	(9,175,000)
Additional paid-in capital	578,509,000	576,083,000
Cumulative distributions in excess of net income	(126,959,000)	(127,043,000)
Accumulated other comprehensive loss	(4,391,000)	(7,256,000)

Total Cedar Shopping Centers, Inc. shareholders’ equity	528,846,000	524,027,000

Noncontrolling interests:
Minority interests in consolidated joint ventures	68,536,000	58,150,000
Limited partners’ interest in Operating Partnership	9,307,000	9,275,000

Total noncontrolling interests	77,843,000	67,425,000

Total equity	606,689,000	591,452,000

Total liabilities and equity	$1,835,149,000	$1,727,128,000

C EDAR SHOPPING CENTERS, INC .
Consolidated Statements of Income
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenues:
Rents	$37,761,000	$34,879,000	$110,098,000	$103,648,000
Expense recoveries	7,942,000	7,741,000	26,659,000	24,747,000
Other	147,000	511,000	450,000	893,000

Total revenues	45,850,000	43,131,000	137,207,000	129,288,000

Expenses:
Operating, maintenance and management	8,452,000	6,963,000	25,507,000	22,269,000
Real estate and other property-related taxes	5,324,000	4,939,000	16,023,000	14,278,000
General and administrative	2,521,000	2,649,000	6,813,000	7,163,000
Terminated projects and acquisition transaction costs	—	5,000	3,948,000	5,000
Depreciation and amortization	12,730,000	11,951,000	37,705,000	37,399,000

Total expenses	29,027,000	26,507,000	89,996,000	81,114,000

Operating income	16,823,000	16,624,000	47,211,000	48,174,000
Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(12,728,000)	(11,211,000)	(36,375,000)	(33,810,000)
Interest income	10,000	35,000	28,000	270,000
Equity in income of unconsolidated joint venture	260,000	310,000	802,000	682,000
Gain on sale of land parcel	—	—	236,000	—

Total non-operating income and expense	(12,458,000)	(10,866,000)	(35,309,000)	(32,858,000)

Income before discontinued operations	4,365,000	5,758,000	11,902,000	15,316,000
(Loss) income from discontinued operations	(551,000)	48,000	(622,000)	151,000
Gain on sale of discontinued operations	—	—	277,000	—

Total discontinued operations	(551,000)	48,000	(345,000)	151,000

Net income	3,814,000	5,806,000	11,557,000	15,467,000

Less, net income attributable to noncontrolling interests:
Minority interests in consolidated joint ventures	(332,000)	(412,000)	(287,000)	(1,600,000)
Limited partners’ interest in Operating Partnership	(66,000)	(148,000)	(233,000)	(347,000)

Total net income attributable to noncontrolling interests	(398,000)	(560,000)	(520,000)	(1,947,000)

Net income attributable to Cedar Shopping Centers, Inc.	3,416,000	5,246,000	11,037,000	13,520,000

Preferred distribution requirements	(1,969,000)	(1,969,000)	(5,907,000)	(5,907,000)

Net income attributable to common shareholders	$1,447,000	$3,277,000	$5,130,000	$7,613,000

Percommon share (basic and diluted) attributable to common shareholders:
Continuing operations	$0.04	$0.07	$0.12	$0.17
Discontinued operations	(0.01)	—	(0.01)	—

	$0.03	$0.07	$0.11	$0.17

Amounts attributable to Cedar Shopping Centers, Inc.
common shareholders, net of limited partners’ interest:
Income from continuing operations	$1,974,000	$3,231,000	$5,460,000	$7,469,000
Income from discontinued operations	(527,000)	46,000	(595,000)	144,000
Gain on sale of discontinued operations	—	—	265,000	—

Net income	$1,447,000	$3,277,000	$5,130,000	$7,613,000

Dividends to common shareholders	$—	$10,010,000	$5,046,000	$30,017,000

Per common share	$—	$0.2250	$0.1125	$0.6750

Weighted average number of common shares outstanding	45,066,000	44,488,000	45,003,000	44,470,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended September 30,
	2009	2008
Cash flow from operating activities:
Net income	$11,557,000	$15,467,000
Adjustments to reconcile net income to net cash provided by operating activities:
Non-cash provisions:
Equity in income of unconsolidated joint venture	(802,000)	(682,000)
Distributions from unconsolidated joint venture	716,000	634,000
Terminated projects and acquisition transaction costs	3,139,000	—
Gain on sales of real estate	(513,000)	—
Straight-line rents receivable	(2,048,000)	(2,136,000)
Depreciation and amortization	37,795,000	37,532,000
Amortization of intangible lease liabilities	(10,620,000)	(10,377,000)
Amortization/market price adjustments relating to stock-based compensation	1,713,000	2,238,000
Amortization of deferred financing costs	2,410,000	1,227,000
Increases/decreases in operating assets and liabilities:
Rents and other receivables, net	(2,338,000)	(221,000)
Other	(4,718,000)	(3,035,000)
Accounts payable and accrued expenses	(2,098,000)	(204,000)

Net cash provided by operating activities	34,193,000	40,443,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(86,770,000)	(71,001,000)
Net proceeds from sales of real estate	4,203,000	—
Purchase of consolidated joint venture minority interests	—	(17,454,000)
Investment in unconsolidated joint venture	(350,000)	(1,097,000)
Construction escrows and other	(901,000)	(755,000)

Net cash (used in) investing activities	(83,818,000)	(90,307,000)

Cash flow from financing activities:
Net advances from revolving credit facilities	18,989,000	84,250,000
Proceeds from mortgage financings	51,588,000	80,947,000
Mortgage repayments	(15,753,000)	(90,840,000)
Net payments of deferred financing costs	(2,821,000)	(4,412,000)
Noncontrolling interests:
Contributions from consolidated joint venture minority interests, net	12,212,000	4,260,000
Distributions to consolidated joint venture minority interests	(2,113,000)	(27,000)
Redemption of Operating Partnership Units	—	(122,000)
Distributions to limited partners	(229,000)	(1,368,000)
Preferred stock distributions	(5,907,000)	(5,907,000)
Distributions to common shareholders	(5,046,000)	(30,017,000)

Net cash provided by financing activities	50,920,000	36,764,000

Net increase (decrease) in cash and cash equivalents	1,295,000	(13,100,000)
Cash and cash equivalents at beginning of period	8,231,000	23,050,000

Cash and cash equivalents at end of period	$9,526,000	$9,950,000